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                                                      Registration No. 333-51761
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    ------------

                     POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
                               REGISTRATION STATEMENT

                                       Under
                            The Securities Act of 1933

                                   ------------

                                RELTEC CORPORATION
              (Exact name of registrant as specified in its charter)

        Delaware                                        94-3227019
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                    Identification No.)

                         5900 Landerbrook Drive, Suite 300
                            Cleveland, Ohio 44124-4019
                      (Address of principal executive office)

                                   ------------

           AMENDED AND RESTATED 1995 STOCK PURCHASE AND OPTION PLAN FOR
                EMPLOYEES OF RELTEC HOLDINGS, INC. AND SUBSIDIARIES

             THE 1998 EQUITY PARTICIPATION PLAN OF RELTEC CORPORATION

                THE RELTEC CORPORATION SAVINGS AND INVESTMENT PLAN

           RELTEC CORPORATION DEFERRED COMPENSATION AND RESTORATION PLAN

             RELTEC CORPORATION DIRECTORS' DEFERRED COMPENSATION PLAN

                            (Full titles of the Plans)

                                   ------------

                               VALERIE GENTILE SACHS
                        Vice President and General Counsel

                                RELTEC Corporation
                         5900 Landerbrook Drive, Suite 300
                             Cleveland, Ohio 44124-4019

                 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                      Copy to:

                                 GLENN E. MORRICAL:

                                 Arter & Hadden LLP
                           925 Euclid Avenue, Suite 1100
                               Cleveland, Ohio 44115
                                    216-696-3431


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On May 4, 1998, RELTEC Corporation (the "Registrant") filed a Registration
Statement on Form S-8, Registration No. 333-51761 (the "Registration Statement"), to register 9,377,549 shares of common stock, $.01 par value per share, of the Registrant ("Shares"), to be issued pursuant to the Amended and Restated 1995 Stock Purchase and Option Plan For Employees of RELTEC Holdings, Inc. and Subsidiaries, The 1998 Equity Participation Plan of RELTEC Corporation, The RELTEC Corporation Savings and Investment Plan, the RELTEC Corporation Deferred Compensation and Restoration Plan, and the RELTEC Corporation Directors' Deferred Compensation Plan (the "Plans"). Between May 4, 1998 and the date hereof, 707,903 Shares have been issued pursuant to the Plans. On April 9, 1999, pursuant to a definitive merger agreement signed on March 1, 1999, a wholly owned subsidiary of the General Electric Company plc ("GEC") merged with and into the Registrant (the "Merger"). As a result of the Merger, the Registrant became a wholly owned subsidiary of GEC. The Plans have been terminated and as a result no additional Shares will be issued pursuant to the Plans.

Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the "Act") and the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K under the Act, the Registrant hereby removes from registration the 8,669,646 Shares that remain unsold as of the date hereof.



                                     SIGNATURES

Pursuant to the requirements of the Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the Agent for Service of Process in the exercise of powers deemed to be conferred upon her under Rule 478 by all persons signing the Registration Statement.


Date: April 26, 1999

                                  By: /s/ Valerie Gentile Sachs
                                      ------------------------------------------
                                  Valerie Gentile Sachs, Agent for Service of
                                  Process